EXHIBIT 10.1

February 1, 2005

Robert W. Davis,
512 Furlong Drive,
Austin, Texas 78746.

Re: Employment Agreement

Dear Bob:

     This is your Employment Agreement (the “Agreement”) with Computer Associates International, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its affiliates from time to time (together, the “Group”).

1. Your Position, Performance and Other Activities

     (a) Position. You will be employed in the position of Executive Vice President and Chief Financial Officer (“CFO”) of the Company and will report to the Company’s Chief Executive Officer (“CEO”) or such other person, consistent with your position as CFO, as the CEO or the Company’s Board of Directors (the “Board”) may select from time to time.

     (b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships that the CEO or any officer of the Group to whom you report, may assign to you from time to time, which are consistent with your position hereunder. You agree to comply with such policies of the Company as may be adopted from time to time.

     (c) Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your place of performance will be Islandia, New York or such other place as the CEO determines.

     (d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group.

However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, and (3) deliver lectures, fulfill speaking engagements and teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement and (B) any service on a corporate, civic or charitable board is approved by the Board.

2. Term of Your Employment

Subject to your satisfactory completion of pre- and post-employment background, reference and other checks, your employment under this Agreement will (a) begin on or before March 1, 2005 (the “Start Date” of this Agreement) and (b) end at the close of business on the effective date of your termination of employment. References in this Agreement to “your employment” are to your employment under this Agreement.

3. Your Compensation

     (a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your “Salary”) payable in accordance with the Company’s regular payroll practices. The starting amount of your Salary is $525,000. The Company will review your Salary periodically and may increase (but not decrease) it at any time for any reason.

     (b) Bonus. You will be eligible to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company. The target level for your Bonus for each fiscal year of your employment will be at least 100% of your Salary for such year (“Target Annual Bonus”). Your Bonus will be paid at the same time as such bonuses are paid to other senior executives of the Company.

     (c) Long-Term Incentive Awards. You will be eligible to receive long-term incentive awards as determined by the Company in accordance with the Company’s Long-Term Incentive Plan (and any successor plan) in which you will begin to participate for the performance period starting April 1, 2005. The target award level under the Company’s Long- Term Incentive Plan will be $2,200,000 for the award period from April 1, 2005 through March 31, 2006.

     (d) Initial Incentive Awards. (1) In addition to your Salary and Bonus, on your Start Date or promptly thereafter, you will be awarded (A) stock options to purchase 50,000 shares of the Company’s common stock (your “Sign-On Options”) and (B) 60,000 restricted shares of the Company’s common stock (your “Sign-On Stock”).

     (2) Your Sign-On Options will be granted under the Company’s 2002 Incentive Plan and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Your Sign-On Options will vest 34%, 33% and 33% on the first, second and third anniversaries of the date of grant.

     (3) Your Sign-On Stock will be granted under the Company’s 2002 Incentive Plan. Initially, 66% of your Sign-On Stock may not be transferred or assigned and will be forfeited to the Company for zero (0)

consideration if your employment with the Company is terminated for any reason prior to vesting. Your Sign-On Stock will vest 34% on the grant date and 33% and 33% on the first and second anniversaries of the grant date (such restricted stock is “vested” when it is no longer subject to such forfeiture provisions and, to the extent vested, will not be subject to the transfer restrictions described above).

     (4) Except as provided in this Agreement, your Sign-On Options and Sign-On Stock will be subject to the terms of the Company’s 2002 Incentive Plan and to the terms of your award agreement under it.

     (e) Relocation Benefit. In accordance with the Company’s Relocation Policy, you will be eligible to be reimbursed for your reasonable costs incurred in connection with your relocation to the Company’s headquarters in Islandia, New York.

     (f) Cash Equalization Payment. You will receive a one-time cash equalization payment of $275,000, which will be paid in two equal installments. The first installment of $137,500 will be payable with your first scheduled paycheck following your first thirty days of employment and the second and final installment of $137,500 will be payable with your first scheduled paycheck following your first six (6) months of employment, provided you are still employed by the Company on the date of payment.

4. Other Employee Benefits

     (a) Vacation. You will be entitled to paid annual vacation during your employment in accordance with Company policy; provided, that in no event shall such vacation be less than four (4) weeks per year.

     (b) Business Expenses. You will be reimbursed for all business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the Group’s normal practices for senior executives.

     (c) Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.

     (d) Employee Benefit Plans. During your employment, you will be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.

5. Termination of Your Employment

     (a) No Reason Required. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).

     (b) Termination by the Company for Cause.

       (1) “Cause” means any of the following:

     (A) Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities.

     (B) Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

     (C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

     (D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).

     (E) Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.

     (F) Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause.”

     (G) Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.

     (H) Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii)

during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).

     (I) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (I) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within 30 days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

     (J) Your violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group.

(c) Termination by You for Good Reason.

       (1) “Good Reason” means any of the following:

     (A) Any material and adverse change in your position with the Group. However, it will not be a material and adverse change in your position if, in connection with the succession by another member of the Group to the business line for which your services primarily are performed, your position, responsibilities and reporting lines are changed to account for the succession but are otherwise consistent with your position before the change.

     (B) Any assignment by the Company of duties inconsistent in any material respect with your position, authority or duties.

     (C) Any reduction by the Company in your Salary or Target Annual Bonus, other than any such reduction agreed to by you in writing.

     (D) Any failure by the Company to comply with Section 3.

     (E) Any material failure by the Company to comply with Section 4.

     (F) Any purported termination by the Company of your employment that is in breach of this Agreement.

     (G) Any failure by the Company to comply with Section 9(c).

       (2) The Company’s placing you on paid leave for up to 90 consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.

       (3) To terminate your employment “for Good Reason”, Good Reason must have occurred and you must comply with Section 5(e). However, prior to complying with Section 5(e), (A) you must first give the Company notice and a 30-day period to cure the event constituting Good Reason under Section 5(c)(1) (“Notice of Good Reason”) and (B) if you do not give Notice of Good Reason within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.

(d) Termination on Disability or Death.

       (1) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 180 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that your Disability has occurred, the Company may give you Termination Notice (as defined below). If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(c), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

       (2) Your employment will terminate automatically on your death. If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.

(e) Advance Notice Generally Required.

       (1) To terminate your employment, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)

       (2) You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. Accordingly, the effective date of termination of your employment will be 30 days after Termination Notice is given, except that (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding the foregoing, if you give the Company Termination Notice, the Company in its sole discretion may waive the 30-day notice requirement and accelerate the effective date of termination of your employment to any earlier date.

6. The Company’s Obligations in Connection with Your Termination

     (a) General Effect. On termination your employment will end and the Group will have no further obligations to you except as provided in this Section 6.

     (b) With Good Reason or Without Cause. If, during your Compensation Period, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

       (1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide to you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Group (together, the “Other Benefits”).

       (2) The Company will pay you an amount equal to one (1) times your then current Salary payable in accordance with the Company’s form of separation agreement as in effect from time to time.

     (c) For Cause, Without Good Reason, Your Disability or Death. If the Company terminates your employment for Cause, or as a result of your Disability or death or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and provide your Other Benefits.

     (d) Change in Control. If there is a “Change in Control”, as defined in the Company’s Change in Control Severance Policy (the “CIC Severance Policy”), and you are entitled to the payments and benefits provided in the CIC Severance Policy they will reduce (but not below zero) the corresponding payment or benefit provided under this Agreement. It is the intent of this provision to pay or to provide to you the greater of the two payments or benefits but not to duplicate them. Under the terms of the CIC Severance Policy you will be considered a Schedule A participant. If the CIC Severance Policy were to be changed during your employment, the Company will establish change in control terms applicable to you on a basis no less favorable to you than as are set forth in the CIC Severance Policy on the Start Date.

     (e) Condition. The Company will not be required to make the payments and provide the benefits stated in this Section 6 unless you execute and deliver to the Company an agreement releasing from all liability (other than liability to make the payments and provide the benefits contemplated by this Agreement) each member of the Group and any of their respective past or present officers, directors, employees or agents.

     (f) Timing. The benefits provided in this Section 6 will begin after the end of your employment.

7. No Public Statements or Disparagement

You agree that you will not make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.

8. Effect on Other Agreements; Entire Agreement

This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder.

9. Successors

     (a) Payments on Your Death. If you die and any amounts are or become payable under this Agreement, we will pay those amounts to your estate.

     (b) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(b), whether voluntary or involuntary, will be void.

     (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

10. Disputes

     (a) Employment Matters. This Section 10 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an “Employment Matter”).

     (b) Mandatory Arbitration. Subject to the provisions of this Section 10, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 11(c) (and you and the Group agree not to request any such amendment or modification), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided, that the arbitrator shall be a partner or former partner at a nationally recognized law firm).

     (c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

     (d) Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 10(b).

     (e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 10(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 10(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 10(b) and this Section 10(e).

     (f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

     (g) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

11. General Provisions

     (a) Construction.

     (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

     (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

     (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

     (4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

     (b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

     (c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.

     (d) No Set-off or Mitigation. Except if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.

     (e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(e)):

     If to you, to your address then on file with the Company’s payroll department.

     If to the Company or any other member of the Group, to:

Computer Associates International, Inc.
World Headquarters
One Computer Associates Plaza
Islandia, New York 11749
Attention: General Counsel
Facsimile: (631) 342-4865

     (f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

     (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

     (h) Third-Party Beneficiaries. Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the

Group and (2) Section 9(a) will inure to the benefit of the most recent persons named in a notice under that Section.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

Very truly yours,

COMPUTER ASSOCIATES INTERNATIONAL, INC.

/s/ Andrew G. Goodman

Name: Andrew G. Goodman
Title: Senior Vice President, HR

Accepted and agreed to:

/s/ Robert W. Davis

Robert W. Davis

February 1, 2005